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                                                                       Exhibit 5


                                 June 24, 1998


Camden Property Trust
3200 Southwest Freeway, Suite 1500
Houston, Texas  77027

Ladies and Gentlemen:

     We have acted as counsel to Camden Property Trust, a Texas real estate investment trust (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the offer and sale of up to 894,111 of the Company's Common Shares of Beneficial Interest, $0.01 par value per share (the "Common Shares"), that may be issued pursuant to The 1995 Equity Participation Plan of Oasis Residential, Inc., 1993 Stock Option Plan of Oasis Residential, Inc. and Oasis Residential, Inc. Stock Option Plan for Outside Directors (collectively, the "Plans").

     In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable in connection with this opinion, including the Company's Declaration of Trust, the Company's Bylaws and the Plans. In our examination we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of originals of such copies and the authenticity of telegraphic or telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon certificates or telegraphic or telephonic confirmations of public officials and certificates, documents, statements and other information of the Company or its representatives or officers.

     Based upon the foregoing, we are of the opinion that the Common Shares that may be issued by the Company, when issued and paid for in accordance with the terms of the Plans, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                    Very truly yours,

                                    LIDDELL, SAPP, ZIVLEY, HILL & LaBOON, L.L.P.